UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 10, 2018

EVOLUTION BLOCKCHAIN GROUP INC.
(Exact name of registrant as specified in its charter)

Nevada	333-196921	36-4852858
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

1853 King Beach Avenue, Las Vegas, Nevada	89123-4300
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 360-739-7960

______________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
Item 2.01	Completion Of Acquisition Or Disposition Of Assets
Item 3.02	Unregistered Sales of Equity Securities

Effective March 10, 2018, we executed asset purchase agreement with Stockbridge Inc. to acquire certain intellectual property assets of Stockbridge. The consideration for the purchase was an aggregate of 10,000,000 restricted common shares of our company.

The assets acquired consist of: the domain name: Drive-coin.com and website: drive-coin.com, and related technology that is a peer-to-peer blockchain based framework, specifically the intellectual property of TSRAI Group a platform that, when finalized, is tailored to the automotive industry, among other things, which enables consumers to search, research, finance, buy and sell automobiles in a secure, decentralized manner. Drivecoin, when completed, will be a framework that allows customers to inventory and register cars & parts, track transactions and shipments, and review and return products.

The entire system will be built upon the idea of peer-to-peer blockchain technology. All parties will be fully protected by the mutual confirmation nature of the blockchain transaction. This will consist of: verified user accounts; controlled supply coin built on smart contracts; ability to finance purchases; peer-to-peer inventory system and escrow, review and return system.

On March 22, 2018, we issued an aggregate of 10,000,000 unregistered common shares of our company to close the transaction with Stockbridge. We issued the securities collectively to two (2) non-US persons and one US person (as that term is defined in Regulation S of the Securities Act of 1933), either in an offshore transaction relying on Regulation S, or pursuant to section 4(a)(2) of the Securities Act of 1933, as amended.

Item 9.01	Financial Statements and Exhibits

10.1	Asset Purchase Agreement with Stockbridge Inc. dated March 10, 2018.

10.2	Assignment of Rights with Stockbridge Inc., dated March 20, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVOLUTION BLOCKCHAIN GROUP INC.

/s/Lawrence Stephenson
Lawrence Stephenson
President, Chief Executive Officer, Secretary, Treasurer and
Director

Date: April 4, 2018